Exhibit 10.39

January 28, 2014

Mr. Gary Tillett

2612 Anders Lane

Plano, Texas. 75093

Dear Gary:

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer at Walter Investment Management Corp. (“Walter” or the “Company”). We believe that you have the potential to add significant value to the Walter business and look forward to your joining the team. The purpose of this letter agreement (this “Agreement”) is to outline the terms of your employment with the Company. Your start date with the Company will be March 1, 2014 (the “Start Date”), with the understanding that you will not assume the title of Chief Financial Officer until such time as the Company’s current CFO signs the Company’s Form 10-K for the fiscal year ended December 31, 2013. This offer is contingent upon the satisfactory completion of background, reference and credit checks, and a drug test.

1.	As Executive Vice President and Chief Financial Officer, you will report to and serve at the direction of the Chief Executive Officer of the Company. In your capacity as Executive Vice President and Chief Financial Officer, you will be responsible for corporate accounting, preparation of financial statements for the Board of Directors, filings with the SEC, establishment of accounting policies and procedures for the Company, timely and reliable financial reporting, and supervision of the accounting, finance, tax, treasury and investor relations staff. Such responsibilities may change from time to time; provided that such changed responsibilities shall be consistent in all material respects with your title.

2.	While employed hereunder, you will be eligible to receive the following payments and benefits:

(a)	Base Salary

Your base salary will be $500,000 per year which shall be subject to annual review and potential increase (but not decrease) by the Board of Directors and paid in accordance with the regular payroll practices of the Company, as they may change from time to time. Your base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)	Sign-On Bonus/Equity

Immediately prior to the close of business on the Start Date (for purposes of this Section 2(b), the “Grant Date”), you will be granted an award of restricted stock units (“RSUs”) corresponding to notional shares of the Company’s common stock under the Company’s 2011 Omnibus Incentive Plan (the “Plan”), with the number of RSUs awarded to be determined based upon an aggregate fair market value of $1,050,000 divided by the average of the high and the low selling price of the Company’s stock on the New York Stock Exchange on the Start Date. The RSU award will be evidenced by an award agreement incorporating the following terms:

(i)	Subject to your continued employment through each applicable vesting date, one third of the RSUs shall vest and all restrictions pertaining to such RSUs shall lapse on each anniversary of the Grant Date, commencing with the first anniversary of the Grant Date (each a “Vesting Date”). On each Vesting Date, the applicable portion of the RSUs will be settled in shares of common stock of the Company as soon as administratively feasible after the applicable Vesting Date, but in no event more than thirty (30) days thereafter. In the event that, prior to the applicable Vesting Date, you voluntarily leave the Company (other than as a result of Constructive Termination (as defined in Section 7)), or your employment is terminated by the Company for Cause (as defined in Section 7), any unvested RSUs will be forfeited. In the event that (A) you voluntarily leave the Company as a result of an event of Constructive Termination, (B) your employment is terminated by the Company other than for Cause or due to your death or Disability (as defined below), or (C) there is a Change of Control (as defined below) of the Company, any outstanding unvested RSUs will vest immediately and become payable as soon as administratively feasible following any of the events described in the foregoing clauses (A)-(C), but in no event more than thirty (30) days thereafter. For purposes of this Agreement, (x) “Change of Control” shall mean a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Treas. Reg. Section 1.409A-3(i)(5) and (y) “Disability” shall mean your inability or failure to perform your essential duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days or a total of one hundred twenty (120) days during any twelve (12) month period due to any physical or mental illness or impairment, or a determination by a medical doctor chosen by the Company to the effect that you are unable to perform your essential duties hereunder with or without reasonable accommodation due to any physical or mental illness or impairment. The RSUs shall be subject to such other terms and conditions as may be established by the Company’s Compensation Committee and shall be awarded under and subject to the terms and conditions of the Plan.

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(c)	Bonus

(i)	You will be eligible to participate in the Company’s Management Incentive Plan, as it may be amended from time to time (the “MIP”) and you will be eligible to earn an annual target bonus under the MIP of 170% of your Base Salary or $850,000 at your current Base Salary, with the potential to increase your bonus to a maximum of 230% of your Base Salary or $1,150,000 at your current Base Salary in accordance with the terms of the MIP; provided, however, that (except as provided in subsection (ii) below) the actual amount of your bonus will be dependent upon the achievement of annual financial and other goals consistent with those established for other members of executive management, as well as the accomplishment of individual objectives, established annually no later than the end of the second quarter of the Company’s fiscal year and communicated to you in writing (the actual bonus awarded to you in any given year, which may be greater or less than your target bonus, and may be zero if minimum thresholds are not met, is referred to herein as your “Annual Bonus” for that year (the “Bonus Year”). Notwithstanding the foregoing, if, in any Bonus Year, you are entitled to receive an Annual Bonus in excess of $1,000,000, any amount over $1,000,000 may, at the Company’s discretion, be paid to you in equity of the Company or equity equivalents (e.g. RSUs) in a form determined by the Compensation Committee and valued on the day that the cash portion of the Annual Bonus is paid.

(ii)	Notwithstanding the provisions of subsection (i) above, you will receive a bonus of not less than $600,000 in cash for 2014 (to be paid in 2015) and a bonus of not less than $600,000 in cash for 2015 (to be paid in 2016), subject, in the case of the 2015 bonus, to the performance condition that the Company’s financial reports are timely filed, and to the clawback provision in Section 11.

(iii)	Unless otherwise expressly provided herein, in order to be eligible to receive an Annual Bonus you must be employed by the Company at the time the bonus is paid. The bonus for any Bonus Year will be payable to you in accordance with the terms of the MIP at the same time as other senior executives of the Company are paid, after the Company closes its books for the Bonus Year. Notwithstanding anything to the contrary in the MIP (and subject to the minimum bonus provisions set forth in subsection (ii) above), your 2014 bonus will be pro-rated based on the percentage of the 2014 calendar year that will have elapsed from your Start Date through December 31, 2014.

(d)	Long-Term Incentive

You will be entitled to participate in the Company’s long-term incentive plan(s) as in effect from time to time, beginning with the 2014 Company award cycle, and, subject to your continued employment through and including the applicable grant date, will receive a grant under the plan(s) with components

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and terms that are consistent with awards granted to other members of the Company’s executive management. In each of 2014 and 2015 such awards will have a fair market value of at least $600,000 on the date of the award. The components and terms of any LTI award, and the methodology for determining the economic value for such awards shall be as provided in the plan(s) or otherwise as determined by the Company’s Compensation Committee in its discretion and provided to you in a grant document memorializing such terms.

(e)	Benefits

(i)	You will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

(ii)	You will be eligible to participate in the Company’s group life and health insurance benefit programs that are generally applicable to executives, in accordance with their terms, as they may change from time to time.

(iii)	You will be eligible to participate in the Company’s retirement plan that is generally applicable to salaried employees, as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.

(iv)	You will be entitled to four weeks of annual vacation with carryover to be treated as per the Company’s vacation policy, as it may change from time to time.

(v)	Your Benefits under this Agreement, including grants to you under the Company’s long-term incentive plan(s), will be subject to periodic review and increase by the Board of Directors.

(f)	Recapitalization

Any equity award agreement will provide that in the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as a merger, consolidation, separation or otherwise, the number and class of any equity you may have received, shall be equitably adjusted by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

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(g)	Relocation

It is agreed and understood that in order to perform the functions of your position you will be required to relocate to the Tampa, Florida area. Such relocation is reasonably expected to occur no later than 180 days following the Start Date. You will be provided with relocation assistance for your move to the Tampa area from New York and Texas, up to a maximum reimbursement amount of $200,000, for reasonable rent (to the extent applicable) and reasonable relocation expenses, including the cost of packing, insuring and transporting normal household goods using a carrier acceptable to Walter, customary closing costs associated with the purchase of a new home and costs incurred in connection with your disposition of your apartment in New York (e.g., the difference between your rent and that of a sub-tenant, lease breakage fees, etc.), and costs of travel for you and your spouse to and from New York, Texas, and the Tampa, Florida area until relocation is complete; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit. Should you voluntarily terminate your employment (other than as a result of Constructive Termination) or if your employment is terminated by the Company for Cause, in each case, within two years of your Start Date, you will be required to repay your relocation assistance at a pro-rated amount, based on a fraction, the numerator of which is 24 less the number of full months of employment with the Company you have completed since the Start Date and the denominator of which is 24, within thirty (30) days of the termination date.

3.	It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without Cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or to pay you severance, other than as stated herein, for any period of time.

4.	Outside Interests: While employed by Walter, you agree to devote your full business time and best efforts to the performance of your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, you may manage your personal finances and engage in charitable and civic activities, so long as such activities do not conflict or interfere with the performance of your responsibilities hereunder.

5.

You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with

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others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of Walter. You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that Walter may reasonably request.

6.	As an inducement to the Company to make this offer to you, you represent and warrant that, as of the Start Date, you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

7.	In the event that your employment is terminated for any reason, you will receive (i) accrued but unpaid Base Salary earned through the date of termination, payable in accordance with the Company’s usual payment practices, (ii) any unreimbursed expenses, payable in accordance with Section 2(e)(i), plus (iii) payment for any accrued but unused vacation days, to the extent, and in the amounts provided under the Company’s usual policies and arrangements (the “Accrued Obligations”).

Separately, and, in addition to the Accrued Obligations and any vesting of equity-based awards as expressly provided for herein, in the event that your employment (x) is terminated by the Company without Cause, (y) is terminated by you as a result of Constructive Termination, or (z) terminates due to Disability or death (clauses (x) – (z), each, a “Good Leaver Termination”), in each case, the Company will continue to pay (i) your Base Salary as in effect on the termination date for a period of twelve (12) months, payable in accordance with the Company’s normal payroll practices, as they may change from time to time, (ii) your Annual Bonus (which shall be in an amount that is consistent with other Company executives of your level) for a period of twelve (12) months, payable at the same time Annual Bonuses would otherwise be payable had you remained employed during such period, (iii) any earned but unpaid Annual Bonus for any year preceding the year in which the date of termination occurs and a pro-rated Annual Bonus for the year of termination, in each case, payable in accordance with the terms of the MIP, and (iv) the Company’s contribution towards your health, dental and vision benefits for a period of twelve (12) months. In the event such termination occurs prior to the date on which payment of the 2014 or 2015 bonus(es) would have been paid had your employment not terminated, the bonus calculation under this paragraph with regard to the payment of any bonus calculated using the 2014 and/or 2015 calendar year shall be no less than $600,000 in each year and that part of the bonus shall be paid in cash. By way of example and for the sake of clarity, should your employment terminate pursuant to clause (x), (y) or (z) above on June 30 of any given year, you will be paid the pro-rated Annual Bonus for the year in which your employment terminated, plus, the balance of the Annual Bonus for the remainder of the year in which your employment terminated (i.e., the Annual Bonus for the first six months of your 12 month severance period) plus six months for the following year (the Annual Bonus for the remaining 6 months of the 12 month severance period).

Payment of the foregoing severance payments and benefits is subject to (a) your execution, delivery and non-revocation of a release, including a release of any claims against the Company and its

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subsidiaries, substantially in the form attached hereto as Appendix I within thirty (30) days following the termination of your employment, (b) your compliance with the provisions of Sections 8 and 9 of this Agreement, and (c) your resignation, effective as of the date of your termination of employment, as an officer and/or director of the Company or any of its subsidiaries or affiliates. In order to be entitled to the foregoing in the event of Constructive Termination, you must provide written notice, including details describing the basis of your claim, to the Company within 60 days of the occurrence of the event(s) giving rise to a claim of Constructive Termination, and the Company will have 30 days to remedy any non-compliance. In the event the Company fails or is unable to remedy any non-compliance, the effective date of your termination of employment shall be 90 days from the date the Company received notice, unless otherwise agreed in writing by you and the Company. Should you fail to provide the foregoing notice, you will thereafter be barred from receiving treatment under the Constructive Termination definition based upon the events giving rise to the claim.

Any grants of equity that you receive subsequent to the date of this Agreement and the disposition of such awards shall be subject to the terms and conditions of the plan or program under which the awards are granted; provided; however, that, to the extent not inconsistent with such plan or program, any such awards will provide that, in the event of a Good Leaver Termination, all such outstanding unvested awards shall immediately vest.

For purposes of this Agreement, “Cause” shall mean (A) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, (B) conviction of, or plea of guilty or nolo contendere to, any other felony which is materially injurious to the Company or its reputation or which compromises your ability to perform your job function, and/or act as a representative of the Company, or (C) a willful failure to attempt to substantially perform your duties (other than any such failure resulting from your Disability), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not attempted to substantially perform such duties, and you have failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Company or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days. For purposes of this definition, no act or failure to act on your part shall be considered to be Cause if done, or omitted to be done, by you in good faith and with the reasonable belief that the action or omission was in the best interests of, or were not, in fact, materially detrimental to the Company or a Company subsidiary.

For purposes of this Agreement, “Constructive Termination” shall mean, without your written consent: (A) a material failure of the Company to comply with the provisions of this Agreement; (B) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay; (C) any purported termination of your employment other than for Cause; or (D) if you are required to relocate more than 50 miles from the Company’s Tampa, Florida location; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under clauses (A) – (D) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of notice from you as provided in this Section 7 shall not constitute Constructive Termination. For purposes of this

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Agreement, a material diminution in pay shall not be deemed to have occurred if the amount of your bonus fluctuates due to (i) a failure of the Company to meet financial targets or performance considerations under the MIP or other Company incentive plan applicable to you and in effect from time to time or (ii) you experience a reduction in salary that is relatively comparable to reductions imposed upon all senior executives of the Company after the second anniversary of the Start Date. To be entitled to severance benefits on the basis of Constructive Termination, the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of Section 409A of the Code.

8.	Non-Compete/Non-Solicit. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. It is also understood and agreed that the business of the Company is national in scope and that your duties could be conducted remotely. Therefore, while employed by the Company and continuing for a period of twelve months following the termination of your employment for any reason (the “Restricted Period”), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)	Call upon, solicit, write, direct, divert, influence, accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company or its affiliates, in each case, for any purpose that is inconsistent with this non-compete provision;

(b)	Accept employment from or become an independent contractor for any Competitor (as defined below) of the Company pursuant to which you would have the same or substantially similar duties, in whole or in part, to the duties that you perform for the Company; or

(c)	Hire away any independent contractors or personnel of Walter and/or entice any such persons to leave the employ of the Company without the prior written consent of the Company; provided, however, that the restriction contained in this clause (c) shall extend through the one year anniversary of the expiration of the Restricted Period.

For purposes of this Agreement, “Competitor” shall mean any business or division or unit of any business which provides, in whole or in part, in the United States of America, servicing for and/or the origination of mortgages and/or reverse mortgages.

9.	Non-Disparagement. Following the termination of your employment under this Agreement for any reason, neither you nor the Company shall, directly or indirectly, for yourself or itself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

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(a)	Make any statements or announcements or give anyone authority to make any public statements or announcements concerning the termination of your employment with the Company, other than a mutually agreeable press release, if any, or

(b)	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of you or the Company.

(c)	Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

10.	You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that your employment with the Company terminates for any reason, you agree not to disclose any Company trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner; provided, however, that any information which enters the public domain other than by breach of this Agreement shall not be considered confidential and provided, further, that nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

11.	Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any present or future law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

12.	Indemnification and Insurance. Effective as of the Start Date, the Company will enter into the Indemnification Agreement substantially in the form attached hereto as Appendix II, which agreement is incorporated herein by reference. In addition, during the term of this Agreement, you will be covered by a Company held directors and officers liability insurance policy, covering acts or omissions, which occur prior to the termination of your employment.

13.

Tax Compliance Delay in Payment. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. If the Company reasonably determines that any payment or benefit due under this Agreement, or

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any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death). For this purpose, you will be considered a “specified employee” if you are employed by an employer, or a subsidiary of a company, that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

14.	You acknowledge and agree that you have read this Agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same. The Company shall reimburse you for all reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement and other matters related to your acceptance of employment with the Company up to a total of $18,000.

15.	The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16.

It is agreed and understood that this Agreement shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This Agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws. The parties hereto agree to resolve any dispute over the terms and conditions or application of this Agreement through binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in Tampa, Florida. Notwithstanding the foregoing, in the event of a breach or threatened breach of the provisions of Sections 8-10, the party that is in breach or in threatened breach acknowledges and agrees that the other party will suffer irreparable harm that is not subject to being cured with monetary damages and that the aggrieved party shall be

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entitled to injunctive relief in a state court of the State of Florida. In any case, in the event you prevail in the dispute, the Company will pay your reasonable fees and costs in connection with the matter (including attorneys’ fees). Whether you have prevailed or not shall be determined by the arbitrator or the court, as the case may, or if the arbitrator or court declines to determine whether or not you have prevailed, you will be deemed to have prevailed if in the case of monetary damages you receive in excess of 50% of what you demanded, or if the case has been filed against you, if the Company receives less than 50% of what it has demanded.

17.	Survival. Sections 5, 7, 8, 9, 10, 11, 12, 13, 16, and 17 shall survive termination of your employment.

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If the terms contained within this Agreement are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

Walter Investment Management Corp.

By:	Mark O’Brien
Its:	Chairman and Chief Executive Officer

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company subject to the satisfactory completion of background, reference and credit checks, and a drug test.

Signature                                                                      Date

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APPENDIX I

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and Gary Tillett (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:

1. Employer and Employee are parties to a contract of employment (“Employment Contract”) to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract.

2. In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee will be paid in accordance with Section 7 of the Employment Contract. Payments to Employee will be made at such times as are set forth in the Employment Contract.

3. Employee agrees, on behalf of himself, and his heirs, executors, administrators, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and all of its affiliated or related entities, and each of their respective parents, successors, officers, directors, employees, agents, successors and assigns (the “Released Parties”) from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which you may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Older Workers’ Benefit Protection Act, as amended, the Americans with Disability Act, the Civil Rights Act of 1991, or any state, Federal, or local law or any tort, contract, and quasi-contract or other common law claim or cause of action concerning age, race, religion, national origin, handicap, or any other form of discrimination, or otherwise relating in any way to, Employee’s employment with the Company or Employee’s separation from the Company or the Company (in its capacities as Employee’s former employer or otherwise) or the other Released Parties, including any and all future claims, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 4 or 8 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release.

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4. Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award. Furthermore, claims relating to the breach of, or to enforce, the severance or any surviving provision of the Employment Contract, the terms of any indemnification agreement, or any other rights to indemnification, expense advancement, or contribution are expressly not released.

5. Employee represents that he has not filed any charges, including, but not limited to, charges against the Company with the Equal Employment Opportunity Commission (“EEOC”), suits, claims or complaints against the Company or a Released Party. This Release forever bars all actions, claims and suits which arose or might arise in the future from any occurrences arising prior to the date of this Release and authorizes any court or administrative agency to dismiss any claim filed by Employee with prejudice. If any administrative agency files any charge, claim or suit on Employee’s behalf, Employee agrees to waive all rights to recovery of any equitable or monetary relief and attorneys’ fees.

6. Except as required by law, and unless and until this Release is disclosed by the Company or any of its affiliates as may be required by law, the parties to this Release agree that the existence and terms of this Release will remain confidential; provided that Employee may reveal the terms of the Release to Employee’s legal, tax and financial advisors, and immediate family so long as Employee advises each such person that they must keep its terms confidential on the same basis as is required of Employee.

7. This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other Released Parties.

8. Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after acceptance. However, this Release will not become effective and no consideration will be paid until after the revocation of the

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acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel, stating “I hereby revoke the Release and General Release of Claims I executed on [insert date]” and such revocation must be postmarked via certified mail within such seven (7) day period to Walter Investment Management Corp., attention Human Resources, 3000 Bayport Drive, Tampa, FL 33607.

f.	Employee will resign as an officer and/or director of Walter Investment Management Corp. or any of its affiliates or subsidiaries.

9. Should Employee breach any provision of this Release, Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect. Should Employer breach any provision of this Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.

10. This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

11. Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 4 and 8 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.

12. Employee represents that no inducements, statements, or representations have been made that are not set out in this Release and that Employee does not rely on any inducements, statements, or representations not set forth herein or therein. Employee further represents that he enters into this Release knowingly and voluntarily and on his own free will and choice and that he has been encouraged and given significant opportunity to consult with an attorney of his choice.

13. This Release shall in all respects be interpreted, enforced and governed under the laws of the State of Florida. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Release. Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

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14. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

GARY TILLETT	WALTER INVESTMENT MANAGEMENT CORP.

By:

Name Printed:	Title:

Date:	Date:

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APPENDIX II

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made effective as of the             day of             , 2014, by and between Walter Investment Management Corp., a Maryland corporation (the “Company”), and Gary Tillett (“Indemnitee”).

WHEREAS, at the request of the Company, Indemnitee currently serves as an officer of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such officer and to agree to serve, from time to time, as the Company may request, in any other Corporate Status as defined below, the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person’s attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Directors then in office, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) at any time, a majority of the members of the Board of Directors are not individuals (A) who were directors as of the Effective Date

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or (B) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of the directors then in office who were directors as of the Effective Date or whose election for nomination for election was previously so approved.

(b) “Corporate Status” means the status of a person as a present, former, or future director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is, was, or will be serving in such capacity at the request of the Company. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Company, service by Indemnitee shall be deemed to be at the request of the Company if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (i) of which a majority of the voting power or equity interest is owned directly or indirectly by the Company or (ii) the management of which is controlled directly or indirectly by the Company.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee.

(d) “Effective Date” means the date set forth in the first paragraph of this Agreement.

(e) “Expenses” means any and all reasonable direct and indirect costs, including without limitation, any out-of-pocket attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium, security for and other costs relating to any cost bond supersedeas bond or other appeal bond or its equivalent.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

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(g) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Company and Indemnitee. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2. Services by Indemnitee. Indemnitee will serve as an officer of the Company. Indemnitee may from time to time also agree to serve, as the Company may request from time to time, in any other Corporate Status. However, this Agreement shall not impose any independent obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company. This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3. General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the Effective Date and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (the “MGCL”).

Section 4. Standard for Indemnification. If, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by him or on his behalf in connection with any such Proceeding unless it is established that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 5. Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 6), Indemnitee shall not be entitled to:

(a) indemnification hereunder if the Proceeding was one by or in the right of the Company and Indemnitee is adjudged to be liable to the Company;

(b) indemnification hereunder if Indemnitee is adjudged to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in the Indemnitee’s Corporate Status; or

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(c) indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee unless: (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Company’s charter or Bylaws, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which the Company is a party expressly provide otherwise.

Section 6. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a) if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b) if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses.

Section 7. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee was or is, by reason of his Corporate Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, Indemnitee shall be indemnified for all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by him or on his behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8. Advance of Expenses for a Party. If, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder, advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with such Proceeding within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the

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Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met by Indemnitee and which have not been successfully resolved as described in Section 7 of this Agreement. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9. Indemnification and Advance of Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of his Corporate Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party, he shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee.

Section 10. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in his sole discretion. The officer of the Company receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 10(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by the Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval will not be unreasonably withheld; or (ii) if a Change in Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Disinterested Directors, (B) if Independent Counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by the Indemnitee, which approval shall not be unreasonably withheld, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be

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delivered to Indemnitee or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (ii)(B) of this Section 10(b). Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

(c) The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 11. Presumptions and Effect of Certain Proceedings.

(a) In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c) The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

Section 12. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 7 of this Agreement within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification pursuant to any other section of this

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Agreement or the charter or Bylaws of the Company is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In any judicial proceeding or arbitration commenced pursuant to this Section 12, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(c) If a determination shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d) In the event that Indemnitee, pursuant to this Section 12, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(e) Interest shall be paid by the Company to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Company pays or is obligated to pay hereunder for the period commencing with the date on which Indemnitee requests indemnification, reimbursement or advance of any Expenses and ending on the date such payment is made to Indemnitee by the Company.

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Section 13. Defense of the Underlying Proceeding.

(a) Indemnitee shall notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b) Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

(c) Notwithstanding the provisions of Section 13(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 12(d) of this Agreement), to represent Indemnitee in connection with any such matter.

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Section 14. Non-Exclusivity; Survival of Rights; Subrogation.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 15. Insurance. The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee by reason of his Corporate Status and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee by reason of his Corporate Status. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence. The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

Section 16. Coordination of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

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Section 17. Reports to Stockholders. To the extent required by the MGCL, the Company shall report in writing to its stockholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of stockholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 18. Duration of Agreement; Binding Effect.

(a) This Agreement shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement).

(b) The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company, and shall inure to the benefit of Indemnitee and his spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(d) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company hereby waives any such requirement of such a bond or undertaking.

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Section 19. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 20. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 21 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 22. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 23. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, to the address set forth on the signature page hereto.

(b) If to the Company, to:

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607-5724

Attn: General Counsel

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or to such other address as may have been furnished in writing to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 24. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

Section 25. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Walter Investment Management Corp.

By:
Name:
Title:

INDEMNITEE

Name:
Address:

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EXHIBIT A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of Walter Investment Management Corp.

Re: Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated the             day of                                 , 20            , by and between Walter Investment Management Corp., a Maryland corporation (the “Company”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as [a director] [an officer] of the Company, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of Expenses by the Company for reasonable attorneys’ fees and related Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this             day of                                , 20            .

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